UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2017

Recro Pharma, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-36329	26-1523233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

On November 17, 2017 (the “Closing”), Recro Pharma, Inc. (the “Company”) entered into a $100 million Credit Agreement (the “Credit Agreement”) by and among the Company, certain of the Company’s subsidiaries named as guarantors therein, Athyrium Opportunities III Acquisition LP, in its capacity as the administrative agent (“Athyrium”), and the lenders named therein. The Credit Agreement provides for a term loan in the original principal amount of $60 million (the “Term A Loan”) funded at Closing. Pursuant to the terms of the Credit Agreement, there are two additional tranches of term loans, each in an aggregate original principal amount of $20 million (the “Term B Loan” and the “Term C Loan”, and collectively with the Term A Loan, the “Term Loans” and each a “Term Loan”). The Term Loan B may be drawn upon on or before December 31, 2018 provided that the Company receives regulatory approval of the Company’s intravenous meloxicam product candidate (“IV Meloxicam”) and will have at least $20 million in unrestricted cash after payment of the milestone payment due to Alkermes discussed below. The Term Loan C may be drawn upon at any time on or prior to March 31, 2020 provided that the Term B Loan has been drawn upon and net sales of IV Meloxicam achieve $20 million for the most recent trailing twelve month period. The maturity date of the Credit Agreement is November 17, 2022, the five-year anniversary of the Closing (the “Maturity Date”).

The Term Loans will bear interest at a rate equal to the three-month LIBOR rate, with a 1% floor plus 9.75% per annum, with quarterly, interest-only payments until Maturity Date. The unpaid principal amount of the Term Loans is due and payable on the Maturity Date. Subject to certain exceptions, the Company is required to make mandatory prepayments of the Term Loans, with the proceeds of asset sales, extraordinary receipts, debt issuances and specified other events. The Company may make voluntary prepayments in whole or in part, subject to a prepayment premium equal to (i) with respect to any prepayment paid on or prior to the second anniversary of the Term Loan, 10.0% of the principal amount of the Term Loan being prepaid plus all accrued interest, (ii) with respect to any prepayment paid between the second and third anniversary of the Term Loan, 7.5% of the principal amount of the Term Loan being prepaid, (iii) with respect to any prepayment paid between the third and fourth anniversary of the Term

Loan, 5.0% of the principal amount of the Term Loan being prepaid, and (iv) with respect to any prepayment paid after the fourth anniversary of the Term Loan, 2.5% of the principal amount of the Term Loan being prepaid. Upon the prepayment or repayment of all or any of the Term Loans, the Company is obligated to pay an exit fee in an amount equal to 1.0% of the principal amount of the Term Loans prepaid or repaid.

The Company used proceeds from the Term A Loan to (i) repay in full all outstanding indebtedness under its existing credit facility governed by the Credit Agreement, dated April 10, 2015, between the Company’s subsidiary, Recro Gainesville LLC and OrbiMed Royalty Opportunities II, LP (the “OrbiMed Credit Agreement”) of approximately $31.7 million, which included the remaining debt principal balance of $27.3 million and early termination charges of $4.4 million and (ii) pay transaction fees associated with the Credit Agreement of approximately $4.4 million. Remaining and additional proceeds of the Term Loans will be used to pay a $45 million milestone due to Alkermes plc (“Alkermes”) upon the approval of IV meloxicam by the U.S. Food and Drug Administration under the terms of the Purchase and Sale Agreement pursuant to which the Company acquired the rights to IV meloxicam from Alkermes, and contribute toward funding working capital.

Associated with the refinancing of the OrbiMed Credit Agreement there will be a non-cash write-off of unamortized deferred issuance costs of $2.4 million on the Company’s financial statements for the fourth quarter of 2017. The Company estimates that the impact of the refinancing on the fourth quarter financial statements will result in one-time charges totaling approximately $6.8 million, which will be reflected in the interest expense line within the Consolidated Statement of Operations and Comprehensive Loss.

The Credit Agreement also contains representations and warranties and affirmative and negative covenants customary for financings of this type as well as customary events of default. Certain of the customary negative covenants limit the ability of the Company and certain of its subsidiaries, among other things, to incur future debt, grant liens, make investments, make acquisitions, make certain restricted payments and sell assets, subject to certain exceptions. In addition, the Credit Agreement requires the Company to comply with a monthly minimum liquidity covenant and a trailing four quarter revenue requirement. The representations, warranties and covenants contained in the Credit Agreement were made solely for the benefit of the parties to the Credit Agreement. In addition, such representations, warranties and covenants (i) are intended not as statements of fact, but rather as a way of allocating the risk between the parties to the Credit Agreement, (ii) have been qualified by reference to confidential disclosures made by the parties in connection with the Credit Agreement and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company. Accordingly, the Credit Agreement is included with this filing only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Credit Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Security Agreement

At the Closing, pursuant to the related security agreement between the Company, each of its subsidiary guarantors and Athyrium, dated as of November 17, 2017 (the “Security Agreement”) the Company and each of its subsidiary guarantors granted Athyrium a security interest in substantially all of their assets to secure their obligations to Athyrium under the Credit Agreement (the “Security Agreement”).

Warrants

Pursuant to the Credit Agreement, the Company issued warrants to each of Athyrium and its affiliate, Athyrium Opportunities II Acquisition LP (“Athyrium II”) to purchase an aggregate of 348,664 shares of the Company’s common stock, par value $0.01 par value per share (the “Common Stock”) on the date of the Closing at a price equal to $8.6043, per share, subject to certain adjustments as specified therein (the “Warrants”).

The Warrants are exercisable until the seventh anniversary of the Closing. The holder of each Warrant has the right to net exercise the Warrant for shares of Common Stock upon exercise. The number of shares of Common Stock for which a Warrant is exercisable, and the exercise price of such Warrant are subject to adjustment from time to time upon the occurrence of certain events as set forth in the Warrants. Subject to the terms of the Warrant, upon the occurrence of certain events constituting a reorganization, recapitalization, reclassification, consolidation, merger or similar event, each holder of a Warrant will have the right to receive, upon exercise of a Warrant, an amount of securities, cash or other property received in connection with such event with respect to or in exchange for the number of shares of Common Stock for which such Warrant is exercisable immediately prior to such event. The Company also granted “piggyback” registration rights to holders of the Warrants to register the Common Stock subject to such Warrants (the “Warrant Shares”) under the Securities Act of 1933, as amended (the “Securities Act”) in the event the Company files a registration statement with the U.S. Securities and Exchange Commission under the Securities Act covering its equity securities, subject to the terms and conditions included in the Warrant.

The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act, and Regulation D, Rule 506 thereunder, for the issuance of the Warrants and the Warrant Shares. As part of executing the Credit Agreement and receiving the Warrants and the Warrant Shares, each of Athyrium and Athyrium II represented that it is an “accredited investor” as defined in Regulation D of the Securities Act and that the securities purchased by it will be acquired solely for its own account for investment and not with a view to or for sale or distribution of the Warrants or the Warrant Shares or any part thereof.

The foregoing descriptions of the Credit Agreement, the Security Agreement and the Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Agreement, the Security Agreement and the Warrants, which are filed herewith as Exhibits 4.1, 4.2, 10.1 and 10.2 respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The Company used proceeds from the Term A Loan to repay in full all outstanding indebtedness under the OrbiMed Credit Agreement and terminate the OrbiMed Credit Agreement, which had provided the Company with a $50 million term loan due on April 22, 2020, at an interest rate of three month LIBOR, with a 1.0% floor plus 14.0%.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 3.02 Unregistered Sale of Equity Securities.

This information in Item 1.01 above regarding the Warrants is incorporated into this Item 3.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document

4.1	Common Stock Purchase Warrant, dated November 17, 2017, in favor of Athyrium Opportunities III Acquisition LP*

4.2	Common Stock Purchase Warrant, dated November 17, 2017, in favor of Athyrium Opportunities II Acquisition LP*

10.1	Credit Agreement, dated as of November 17, 2017, by and between Recro Pharma, Inc. and Athyrium Opportunities III Acquisition LP.*

10.2	Security Agreement, dated as of November 17, 2017, by Recro Pharma, Inc. in favor of Athyrium Opportunities III Acquisition LP.

*	Portions of this exhibit have been omitted pursuant to a request for confidential treatment on file with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Recro Pharma, Inc.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	Chief Executive Officer

Date: November 20, 2017